Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

ORNG - Q4 2004 ORANGE 21 INC Earnings Conference Call

Event Date/Time: Mar. 30. 2005 / 4:45PM ET

Event Duration: 40 min

OVERVIEW

The Co. reported 2004 net income of $807,000 or $0.16 per diluted share and 4Q04 net income of $722,000 or $0.13 per diluted share. Excluding the potential impact of legal cost, the Co. is comfortable with its previous 2005 guidance of revenue growth of 25-30%, and an income growth of 63-88%. Q&A Focus: Sales reps, brands, and outlook.

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CORPORATE PARTICIPANTS

Barry Buchholtz

Orange21 - CEO

Michael Brower

Orange21 - CFO

Andrew Greenebaum

Orange21 - Investor Relations Officer

CONFERENCE CALL PARTICIPANTS

Rusty Haas

Haas Capital Partners - Analyst

Steve Lemur

Volt Capital - Analyst

Patrick Franky

Eagle Asset Management - Analyst

Chris Simple

Precept Apple Management - Analyst

Brian Kents

Cowhill Partners - Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the Orange 21 Incorporated fourth quarter and fiscal 2004 year end results conference call.

(OPERATOR INSTRUCTIONS)

And now I would like to turn the conference over to Andrew Greenebaum of ICR. Mr. Greenbaum, please go ahead.

Andrew Greenebaum - Orange21 - Investor Relations Officer

Thank you. Good afternoon ladies and gentlemen. Welcome to Orange 21’s conference call to discuss their fourth quarter and 2004 year end results.

On the call from the company are Barry Buchholtz, Chief Executive Officer and Michael Brower, Chief Financial Officer.

By now everyone should have access to the Press Release that went out today at 1.15 p.m. Pacific Time.

If you have not received the release it’s available on the Investor Relations portion of Orange 21’s website, at www.orangetwentyone.com.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore undue reliance should not be placed on them. For more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer all of you to Orange 21’s most recent (inaudible) form (ph) that is filed with the Securities and Exchange Commission in conjunction with their initial public offering.

And with that, I’d like to turn the call over to Barry.

Barry Buchholtz - Orange21 - CEO

Thank you, Andrew. And thank you all for joining us today to discuss our fourth quarter earnings press release. Hopefully by now you’ve had a chance to review our press release that went out at close of market.

First, since we pre-released our 2004 unaudited results, I’ll give you a brief overview of 2004 highlights and then update you on our growth strategies and outlook for 2005. Then I’ll turn it over to Michael Brower for additional discussion of the 2004 financial results. We’ll then take your questions.

Overall we are pleased with our success in 2004. Fourth quarter sales were $9.5 million, a 25% increase over the same period last year. For the year, net sales were $33.5 million, a 22 % increase over 2003. Net income was $807,000 2003. These current results reflect the continued execution of our strategy to leverage our brand recognition within our target market and increase market share in the premium eyewear category. Given that this is our first release as a public company, I’m going to spend some time discussing our products, market, and growth strategy.

I’ll begin with the SpyOptic brand and later discuss our recently launched E Eyewear brand. Today a majority of our products are sold under the SpyOptic brand. Spy has seven product categories, including fashion sunglasses, women’s Pacific? (inaudible) sunglasses, performance sports sunglasses, snow goggles, motor-cross goggles, apparel, and accessories. Currently we have 28 styles of premium sunglasses, ranging in price from $70 to $225, including eight sunglass styles launched in December, and our recently released, exclusive handmade collection.

In addition, we have three motor-cross goggle styles ranging in price from $30 to $68, and six snow goggle styles ranging in price from $50 to $150. We are launching an additional three sunglass styles with our summer collection, expected to ship in early Q2; and new snow goggles skews? (inaudible) in Q3.

Included in our spring product launch were four new metal frames. Spy offerings in the metal collection have been somewhat limited, and so our awareness in this category is low. The addition of these styles provides Spy with the ability to grow within the metal category. Price points in the collection range from $125 to $140. As the leader in premium quality eyewear, Spy will continue to design and manufacture some of the world’s finest eyewear products. In order to maintains the highest levels of quality and workmanship, most of the spy products are handcrafted in Italy. We blend a futuristic retro style, a youth-inspired cool factor, unique colorations, metal accents and trims, and premium lens technology.

In January at the ASR and Surf Expo trade shows, we show the summer collection consisting of three new styles that will sell in the $80 to $130 price range. These styles are expected to ship in April. The Spy brand targets the Gen-Y demographic, more specifically individuals between 18 and 25 years of age. Spy markets premium products for the action sports market, including surfing, skateboarding, snowboarding, motor cross, and the broader youth lifestyle market such as fashion, music, and entertainment.

Action sports is a $30 billion dollar industry which has grown consistently over the last several years, whereas traditional team sports such as football and baseball have declined over the same time period. Participants of action sports are predominantly individuals born between 1977 and 1994, more commonly referred to as Generation Y.

This demographic is the second largest behind the baby boomers, and is estimated by the U.S. Census Bureau to comprise 41 % of the population within the next decade. Spending by this group has risen nearly 61 % since 1995. This audience is forecast to represent $650 billion in purchasing power by the end of the decade. We believe these consumers will continue to be the most influential drivers of trends in fashion, music, and leisure. Our target audience is willing to pay for our innovative design, advanced optical technology, and premium performance products.

Orange 21 has a philosophy of selling premium products and providing the best customer service with pride and brand integrity, which has resulted in five years of compounded annual growth in excess of 25%. Our overall 2005 goals include deploying new purchase (inaudible) displays globally, expanding our exclusive Spy rep sales force, accelerating growth outside of California, accelerating international sales, and releasing new eyewear products, a new apparel line, and a new accessory line.

In terms of distribution, we partner with the premium specialty retailers in the action sports market. We have strong relationships and focus the distribution efforts on the action sports mom-and-pop retailers that specialize in surfing, skateboarding, snowboarding, BMX motor cross and (inaudible) boarding.

We also have strong distribution at some national retail chains such as Pacific Sunwear, No Fear, Sunshade (inaudible) and Zumi’s. In total we sell our products at approximately 4600 retail locations in the U.S. and 2500 overseas, which for 2004 represents a 16 % increase or a thousand additional doors. We place a higher priority on establishing partnerships with our dealers, and provide them with innovative displays, point of purchase materials, catalogs, sales training, and other necessary tools to ensure our success at the retail level.

We are always evaluating new retail partners, and expect to add approximately 400 to 500 new doors in 2005. However, we believe our real growth opportunity will come from gaining more real estate, expanding brand recognition, and improving service in our existing accounts.

We will do this by adding additional exclusive sales reps, continuing to market our brand and expanding our point of purchase displays in the stores. In order to expand our sales presence in our existing stores, we will increase the number and size of our display units. Our current display unit, called the galaxy, hold approximately 60 pieces. About 800 additional galaxies, of which 200 have already been deployed, will be placed at retail locations globally during 2005. We have also just began deploying the Super Cruiser display unit, which holds 135 pieces or two times the capacity of the current display. We expect to deploy 600 Super Cruiser units in 2005.

We are confident that this increased presence and real estate in retail stores will translate to increased sales. Early feedback on sales from our retailers indicates strong results in the new displays. As far as our outside sales force, we currently employ 51 North American reps, of which 35 are multi-line reps and 16 are exclusively reps dedicated to the Spy Optic brand.

In 2004 we grew the dedicated sales force and these exclusive reps accounted for 64 % of our domestic sales. In 2005 we will continue to upgrade and add to this group, and expect to end the year having added an additional two to four sales reps. Additional target areas may include the Northeast, Colorado, and Texas. We expect that our exclusive reps will account for approximately 75 % of our domestic sales in 2005.

From the beginning, Spy has focused the majority of its sales and marketing efforts in California, to ensure a strong foundation in this key influential region. Our sales and marketing strategy has been very successful, particularly in California, which accounted for 51 % of our domestic revenues in 2004.

One of the key benefits from our IPO is that we believe with the additional capital we can leverage the success that we’ve had in California and duplicate it throughout the United States and globally. We have always taken a grass roots approach to marketing, and will do the same as we expand. We dedicate dollars to regional marketing, including athletes and events.

We sponsor hundreds of regional and national action sports events, from the point of view of our marketing program, to drive the growth of our brand at trade shows and events. Our vehicle marketing program primarily consists or two promotional tour buses and eight regional sales vehicles, which we use to create a dynamic and unique event experience.

Two additional sales vehicles are scheduled to deploy in Q2, supporting our regional expansion. As we expand geographically, we will employ additional athletes and events in the targeted regions. During 2004 we began to lay the groundwork for the acceleration of our business on the East Coast with the addition of a regional sales manager located in New York, three exclusive sales reps, and the addition of 160 new retail accounts. In 2005 we will continue to expand our efforts on the East Coast by adding more accounts and strengthening our sales rep force.

International sales represented 24 % of our revenue in 2004. As we noted in our prospectus and road show, international expansion will be a primary focus in growing the Spy brand. Our largest international market is Canada, but we currently have distribution in 35 countries. The European marketplace, which represented 6.6 % of 2004 revenues, and grew approximately 42 % in 2004, offers what we believe is our most significant opportunity for expansion.

In late January we made the important decision to transition Spy’s European business model to a dealer-direct sales strategy in Italy and France, with the action sport and optical market. This strategy is similar to that used in our largest markets, including the U.S. and Canada, and has proven to be very successful for us in the past. We believe we can significantly increase our sales in these countries as we eliminate our reliance on multi-brand distributors, that may not be investing in the brands the level and taste that we desire.

The specifics of moving to a direct model require developing a sales and marketing infrastructure consisting of a sales force that includes a number of exclusive Spy sales representatives and a significant expansion of our existing dealer network.

Since we have begun our efforts to go direct in Italy and France, we have identified fourteen sales reps that we are in the process of hiring, and now have over 260 direct accounts. As we discussed in our call in February, we believe this move will further accelerate our growth in Italy and France. But also as discussed, this will require additional investments in building the infrastructure and distribution network in 2005.

As we have previously indicated, we have successfully implemented a dealer-direct model in Canada in 2003, and now have over 500 active dealers. And this is our largest international market. We also currently have the number one men’s sunglass, the number two women’s sunglass, and the number two men’s and women’s snow goggles in Canada, as reported by Snowboard Canada magazine in their annual dealer survey.

We are confident that we can achieve similar strong growth in Italy and France. Our brand product marketing and distribution blueprint is portable and we believe that it will be successful in the European markets. We believe our endeavor in France and Italy will serve as the cornerstone for future European dealer-direct expansion plans.

We get a lot of questions about our competition, so I’m going to take a minute to address that issue here. We compete with sunglass and goggle brands in various niches of the action sport and fashion markets. Competitors in the action sport market consist of brands such as Arnett, Oakley (inaudible), Smith, and Electric.

We also compete with broader fashion brands such as Gucci, Armani and Prada. Against all these competitors we believe our competitive advantage is our innovative designs; unique detailing of our products, such as colorations and finishing; premium quality materials; and advanced optical technology.

Now I will elaborate on the (inaudible) brand. Recently we launched the Dale Earnhardt (ph) new signature sunglass series which is being marketed under the E Eyewear brand. We have a license with Dale, Jr., to develop his signature line which was introduced in February at the NASCAR race at California Motor Speedway. The E brand will target a slightly older demographic in the 20- to 35-year-old consumers. The broader appeal of this product will allow us to sell in a wider variety of stores, including sunglass specialty, sporting goods, and NASCAR related retailers.

The initial launch consisted of four skews. We have already begun developing two to four additional sales for at least late in the year or early 2006. The price point for the products will range from $65 to $100. As we have discussed in the past, we will begin the distribution of this product exclusively at NASCAR races, which is in line with our grassroots marketing approach. We will begin to expand it to retail distribution beginning with Q2, with motor sport and NASCAR related retailers. And later this year we will expand to general sporting goods, and sunglass specialty distribution.

Once we increase our product offering, we expect to grow distribution through larger retail accounts. We will support the retail distribution with point of purchase marketing materials, such as posters and in-counter (inaudible) displays, all of which will begin shipping in Q2. Dale Jr. is one of the most recognized athletes in the world, participating in the number two rated sport on TV, with over 75 million fans. We are excited about this product line and see this as a significant opportunity for us in the future.

At this point I’d like to address a lawsuit filed by Oakley with respect to patent and trademark issues. Management and legal counsel have thoroughly reviewed the claims made by Oakley and believe it to be without merit. As has been historically been our strategy, we will attempt to settle this matter without costly litigation. In the instance that we are not able to come to an amicable settlement with Oakley, we will vigorously defend our position.

I would also like to address the recent class action suit filed against Orange 21, its directors, and select officers. Management and legal counsel have thoroughly reviewed these claims and believe them to be without merit. With the exception of our deductible, we believe the majority of the legal costs associated with our defense are covered by our insurance. Our legal counsel estimates costs this year could be as high as $150,000 dollars, which would be applied towards our deductible in the (inaudible) occurs.

Excluding the potential impact of legal costs just described, we are comfortable with our previous 2005 guidance of revenue growth of 25 to 30%, and income growth of 63 to 88%. To reiterate, we will not be providing specific quarterly guidance at this time, but would like to remind you of the historic seasonality of our business. 40 % of sales are done during the first six months of the year, and approximately 60 % in the second half.

Additionally, we experience margin seasonality, with the second quarter being the highest margin quarter, due to a higher mix of sunglass sales. Finally, we see UPS (ph) seasonality due to a combination of these factors as well as higher expenses at the beginning of the year. Historically, the company has incurred a loss in Q1, due to the combination of it being a lower revenue quarter and having front-end loaded sales and marketing expenses. WE do not expect this to change this year.

In summary, as I mentioned, we will not be providing quarterly guidance, but we believe the deployment of POP displays, hiring additional exclusive reps, accelerating sales outside of California and globally, and the launch of the E Eyewear, are in line with our expectations. I would also like to thank our employees and our sales force for our significant achievements in 2004, and thank our valued customers for their continued support.

We are proud of our 2004 results and are excited about 2005 and our future. With that, I’d like to turn the call over to Michael Brower to discuss our financial results.

Michael?

Michael Brower - Orange21 - CFO

Thank you, Barry; and good afternoon, everyone. As Barry said, we are pleased with our 2004 results. For the year 2004 net sales, were 33.56 million compared to 27.4 million recorded in the prior year. This represents a 22 % increase. Net income increased 61 % in 2004, to $807,000 or $0.16 cents per diluted share on 4.97 million shares outstanding; compared to $500,000 or $0.11 cents per diluted share on 4.6 million shares outstanding in 2003.

The increase in net sales was primarily a result of the re-introduction of several new styles and expanded domestic distribution. U.S. net sales increased 20 % and represented 74 % of total sales. International sales increased 31 % and represented 26 % of sales. If you want to make a small correction, I think Barry had mentioned it was 24, and it’s actually 26 % of sales.

Sales in Canada represented approximately 40 % of the international increase. Approximately 9 % of the international sales increase was attributable to a weaker U.S dollar. Gross sales mix remained relatively stable, with sunglasses representing approximately 59 % of sales; goggles approximately 32%; and 9 % of sales coming from apparel and accessories.

In 2004 sunglass unit shipments increased 12%, with an 11 % in average sales prices, and goggle unit shipments increased 14%, with a 3 % increase in average sales prices. The increase in average sales prices for sunglasses and goggles was due primarily to the weaker dollar and to price increases on new sunglass models launched in 2004.

Fourth quarter net sales were 9.5 million, a 24.6 % increase, over 7.7 million, recorded in the same period last year. Net income for the fourth quarter was $722,000 or $0.13 per diluted share on approximately 5.75 million shares, compared to a loss of $110,000 or negative $0.02 per diluted share on approximately 4.5 million shares in the fourth quarter of 2003.

2004 gross profit margins increased 27%, to $18 million, versus $14.2 million in 2003. Gross margins were 53.7 % in 2004, up from 51.9 % in 2003. The increase in gross margins was due primarily to a slightly higher mix of sunglass sales, higher average sales prices, combined with the favorable foreign exchange effect, and a decrease in purchasing and quality control expenses. This offset the negative impact on our gross margins for purchases of products that we make primarily in Europe.

For the fourth quarter our gross margin was 51.8%, compared with 47.1 % in the fourth quarter a year ago. The improved margin was due primarily to an increased sunglass sales mix relative to other products, for the reasons stated earlier for the year.

Operating expenses – total operating expenses increased by 3.6 million, to 16.5 million, from 12.9 million in 2003. As a percentage of sales, operating expenses were 49 % of sales in 2004, compared to 47 % in 2003. Included in 2004 results is a stock compensation charge of approximately $203,000 related primarily to accelerated (inaudible) on certain replacement options issued in August of 2003, as a result of the IPO. Q4 results also include a stock compensation expense of approximately 177,000.

The primary reasons for the increases in operating expenses were due to the following. Sales and marketing expenses increased 28 % in 2004, to 10.4 million, from 8.1 million in 2003. As a percentage of sales, sales and marketing was 31%, versus 29.5%, in 2004 and 2003, respectively.

The increase in sales and marketing expenses in 2004 was primarily due to increased commissions due to increased sales, and increased point of purchase and sales displays, athlete compensation, and other promotional product expenses. These increased expenses will reflect the continued advancement in the Spy brand.

Q4 sales and marketing expenses were 2.5 million, or 26 % of sales, compared with 1.7 million or 22.6 % in Q4 2003. The reasons for the increase are similar to reasons provided with the annual change, but primarily related to the increased compensation due to the sales in Q4.

General administrative expenses totaled 4.6 million in 2004, an increase of approximately 788,000, or 21%, from 3.8 million in 2003. As a percentage of sales, G&A decreased slightly to 13.6 % in 2004, from 13.8 % in 2003. The dollar increase in G&A in 2004 was primarily due to compensation and related payroll taxes of 431,000 and increased legal and accounting fees of 223,000.

For Q4 of 2004, G&A expenses were 1.3 million, or 13.9 % of sales, compared to 1.2 million, or 16.1 % of sales in 2003. (inaudible) operation was 1.6 million in 2004 or 4.7 % of net sales, down slightly from 4.9 % of net sales in 2003.

As discussed, 2004 results represent another year of significant investment in our Spy brand. Other income and expense is composed primarily of interest expense and foreign currency transaction gains. Net interest expense decreased to $398,000 in 2004 from $484,000 in 2003, or approximately an 18 % decrease. This was due primarily to lower line usage throughout the year and lower interest rates in 2004.

Foreign currency transaction gains amounted to $528,000 in 2004, compared to $290,000 in 2003, a $238,000 increase. This was due primarily to our revaluation of the company’s inter-company accounts with our foreign subsidiary and our mark to market on our outstanding foreign exchange contracts. In 2004 the Euro was quite volatile, ranging from a low of 1.18 to a high of 1.37. We would expect the unrealized gain or loss, transaction gain or loss, to change, based on our change in inter-company accounts and the currency fluctuation in Europe.

Net income for the full year 2004 was $807,000, or 2.4 % of sales, compared to $500,000 in 2003, or 1.8 % of sales. Net income per diluted share was $0.16, on an average of 4.97 million shares outstanding in 2004, compared to $0.11 on 4.6 million average shares outstanding in 2003. For the fourth quarter 2004, net income was $722,000 compared to a loss of $110,000 in the prior period. Net income per diluted share for the fourth quarter 2004 was $0.13 on approximately 5.75 million average shares outstanding, compared to a loss of negative $0.02 on approximately 4.4 million average shares outstanding in fourth quarter 2003.

The loss in Q4 2003 was due primarily to a higher tax provision, to the U.S. pretax results, in a provision for a Spain subsidiary that was dissolved. Evened out for 2004 amounted to $4.1 million or 12.1 % of net sales. This compares to 3.2 million or 11.7 % of sales in 2003.

I would now like to provide some summary comments regarding our balance sheet of December 31, 2004. First, Orange 21 ended the year with approximately $11.5 million in cash and short term investments, and long-term debt amounted to approximately $292,000. Accounts receivable at the end of the year were $8.2 million, compared to $6.6 million at the end of 2003, a 24 % increase. The increase is attributable to our Q4 sales increase and our increased goggle sales in 2004, which are generally paid in Q1 of the following year. Our average DSO for 2004 was 81 days, compared to 74 days in 2003.

Inventory at the end of 2004 was approximately $11.8 million, compared to $6.7 million at the end of 2003, an increase of $5.1 million. Based on our sales forecast and the introduction of our new 2005 product line, we are comparable with our inventory position. Inventory turns were 1.7 in 2004 compared to 2 in 2003.

Bank lines of credit as of December 31, 2004 were zero, compared to $7,075,000 by December 31, 2003. Outstanding bank lines of credit were paid down to zero upon the closing of our initial public offering. Private lender debt was zero at December 31, 2004 compared to $445,000 at December 31, 2003. Private lender debt was either converted to common stock or retained throughout 2004. Upon the closing of our initial public offering, we retained a remaining debt outstanding of approximately $200,000.

Working capital improved in 2004 to 28.4 million, from $5 million in 2003, due primarily to the close of our initial public offering.

Thank you, I would now like to turn the call back to the operator so we can take your questions.

Operator

Very good, today’s question/answer session will be done electronically .... Our first question will come from Rusty Haas with Haas Capital Partners.

Rusty Haas - Haas Capital Partners - Analyst

Good afternoon. On the sales rep mix you said there’s 51 reps now and you’ll add two to four by the end of the year-what does that do to the mix? I believe the mix is 16 and 35.

Barry Buchholtz - Orange21 - CEO

What we’re saying is we have 51 North American reps today, of which 16 are the exclusive Spy reps. We’re looking to add an additional two to four exclusive Spy reps this year. Which means we may end up with the same net number of 51, but a larger portion will be the exclusive reps.

Rusty Haas - Haas Capital Partners - Analyst

And you are essentially converting multi-line to exclusive, right?

Barry Buchholtz - Orange21 - CEO

Correct.

Rusty Haas - Haas Capital Partners - Analyst

On the E Eyewear, what’s the strategy or is there a number of skews that you need to have before you can get into the larger retail mass distribution channel?

Barry Buchholtz - Orange21 - CEO

We look at a number of probably around 20 as a target we’d like to see in number of skews. The existing style, we will add a few additional colors or skews to that in the coming months. And as I mentioned earlier, additional styles throughout later this year and early ‘06, with a target of somewhere around 20 plus skews and totals outlined. [Haas: Okay, so 20 is the target by the end of this year.] End of this year, beginning of ‘06.

Rusty Haas - Haas Capital Partners - Analyst

And then lastly, on the inventory situation, can you reconcile that 77 % increase in inventory, in other words, what part of that inventory is related to new styles and new skews, how much of that is anticipation of growth in Europe, kind of trying to get an apples to apples comparison on the inventory.

Let me talk about that first and then Michael can add to that. As far as the additions to the inventory, we built up a lot of the spring ‘05 inventory late in ‘04 to provide that to our dealers at the end of ‘04 and early in ‘05. In addition we made substantial increases in styles, for example as you said, eight new styles in the metals collection in December of last year; a new metals collection; additions in our apparel and accessories line; additions in our goggle line. As well as we began to expand the international distribution, we’re starting to increase the amount inventory held in our DC in Italy.

Michael Brower - Orange21 - CFO

I don’t have anything to add to that answer.

Rusty Haas - Haas Capital Partners - Analyst

Obviously there’s a lot of inventory being built in anticipation of the new styles and the European extension. To get comfortable, what kind of inventory increase can we expect in Q1 or Q2? Will that reflect sales growth going forward or will we continue to see these higher increases?

Barry Buchholtz - Orange21 - CEO

You’ll continue to see some amount of increases as we begin. The second half of the year is where the majority of our sales come from, so we’ll still see some increase in inventory in the first half of the year especially in spring, getting ready for summer, and then goggles coming in July and August later of this year. So you will see an increase continued for the next several months.

Operator

Let’s go to Steve Lemur (ph) with Volt Capital.

Steve Lemur - Volt Capital - Analyst

My question was on the lines of what you were just talking about with regard to inventory, but I was wondering if you could give a long term model of what you expect inventory returns to be a year or two out, once you have expanded into Europe-a standardized inventory turns level.

Barry Buchholtz - Orange21 - CEO

It’s not going to speak directly to an inventory turns level but to our goals in our manufacturing process. Today, our manufacturing lead times are 90 to 120 days, they are quite lengthy. Because of that we have built up an inventory to always insure that we are providing the best bill rate to our retailers. I think over the next several years as we start to work more closely with our factories, reducing lead time, our goal obviously will be to lean out that inventory a little bit and improve turns.

Steve Lemur - Volt Capital - Analyst

Along that same line. what is the inventory that’s held at the retailer in your two different sales boxes? Is there recourse to you guys in that inventory or once they’ve taken delivery, is that considered sales?

Michael Brower - Orange21 - CFO

No that is inventory that they own and they have purchased.

Steve Lemur - Volt Capital - Analyst

Okay. Thank you.

Operator

We’ll next go to Patrick Franky (ph) with Eagle Asset Management.

Patrick Franky - Eagle Asset Management - Analyst

Thank you. I was wondering if you could give us some sense of how many motor sport and NASCA retailers are out in the market; how many you expect to start with in Q2; and then I don’t know if there is anything you can compare the track-side sales to, whether there are other product launches that they’ve had which could give you some sense for the success of that launch track-side. I was trying to get a feel for how that first month has gone.

Barry Buchholtz - Orange21 - CEO

Let’s first talk broadly to the motor sport market. There’s several different areas you can call motor sports, whether it’s motor cross type accounts or street bike accounts or (inaudible) NASCAR accounts.

We have over a thousand what we call motor sport accounts on the Spy side, but we don’t with the Spy brand go into a lot of distribution that I’d call NASCAR distribution, that the E brand could go into. As far as an exact number, I couldn’t give you an exact number of how many accounts are out there but there is quite a substantial distribution base. As far as sell-through at the track, after we’ve looked into specifics, we’ve been very pleased with what we’ve seen so far in the launch of the product.

Patrick Franky - Eagle Asset Management - Analyst

And as far as the number of retail locations, you expect to launch in Q2, could you give me a feel for that?

Barry Buchholtz - Orange21 - CEO

I don’t think we have a specific target number of accounts. I know we had talked at the Roth conference that we thought there were easily several hundred accounts we could get into in the next several months. I’m not going to give you a specific number but we do have a broad base to go after.

Patrick Franky - Eagle Asset Management - Analyst

Thank you very much.

Operator

The next question is from Chris Simple (ph) with Precept Apple Management (ph)

Chris Simple - Precept Apple Management - Analyst

Hi, guys. Just to review, you mentioned a life of (ph) scenario for the legal situations would be $150,000. Is that just for the class action suit, or does that also include the Oakley settlement as well?

Barry Buchholtz - Orange21 - CEO

Not necessarily a settlement. We’re doing our best to manage those costs this year, but that is our estimate of total legal costs, not necessarily settlement, but legal costs associated with both of the suits for this year.

Chris Simple - Precept Apple Management - Analyst

Okay, what’s the closest milestone on any of those, in terms of when will we get more color on what’s going to happen?

Barry Buchholtz - Orange21 - CEO

I think on the class action it’s obviously quite a ways up before we’ll hear much on that. As far as the Oakley suit, it’s always been our strategy in the past to try and settle these things and we will obviously try to do that. I would think that we’d have some idea if we can settle or we’ll have to pursue defending that litigation in the next several months.

Operator

We’ll next go to Brian Kents (ph) with Cowhill (ph) Partners.

Brian Kents - Cowhill Partners - Analyst

Yes, thanks very much for taking my question, gentlemen. I knew your story and I was wondering if you could just walk through within your guidance – what are your assumptions for the leverage that you get from SG&A and G&A and those sort of items on your P&L?

Barry Buchholtz - Orange21 - CEO

I think I’ll speak to our operating model, more long term operating model, which we believe to be out two to three years. What we’re targeting on and operating model basis out two to three years is a gross profit margin of 54 to 56%. Sales and marketing ranging between 26 to 28%. G&A at 11 to 12%; and shipping, warehousing, and R&D approximately 4%. Income from operations we’re targeting in the 13 to 15 % range. So, in terms of getting operating leverage from the sales and marketing expense, we anticipate really seeing that result about two to three years out. I think you’ll continue to see spending on the percentage bases that we reviewed today.

Brian Kents - Cowhill Partners - Analyst

Okay. So the sales and marketing will not leverage up, it will continue to grow with sales next year, is that correct?

Barry Buchholtz - Orange21 - CEO

One of the primary reasons of raising our capital during the IPO was to invest in our brand. We’ll continue to make that investment over the next several years and then begin to leverage in our operating model two to three years out.

Brian Kents - Cowhill Partners - Analyst

Fair enough. And as far as your interest (inaudible) what’s a good, rough number for next year for interest income.

Barry Buchholtz - Orange21 - CEO

Interest income? It’s obviously going to depend on interest rates. We certainly are not investing our money in any long term duration investments: they are very short term. So the interest rate is going to be somewhat lower. We’re not going to put it in any kind of higher risk investments option, so we’re looking at very conservative rates on an average cash balance around $10 million.

Brian Kents - Cowhill Partners - Analyst

Okay. And tax rate for ‘05?

Barry Buchholtz - Orange21 - CEO

We’ve given guidance at the top line and bottom line and I think that’s the only guidance that we’d like to give at this time.

Brian Kents - Cowhill Partners - Analyst

Sure. And your D&A for the last quarter. [Barry Buchholtz: I’m sorry, G&A?] Depreciation and amortization.

Barry Buchholtz - Orange21 - CEO

In 2004, depreciation and amortization was $1 million nine; in 2003 it was approximately $1.5 million.

Brian Kents - Cowhill Partners - Analyst

That’s helpful, thanks very much.

Operator

That is our final question for today.

We’d like to thank everyone for your participation in Orange 21’s incorporated fourth quarter and fiscal 2004 conference call and we wish everyone a good evening.

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